Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	CardioNet, Inc.
Heather C. Getz
Investor Relations
800-908-7103
investorrelations@cardionet.com

CardioNet, Inc. Reports First Quarter 2011 Financial Results

Conshohocken, PA — (BUSINESS WIRE) — May 3, 2011 — CardioNet, Inc. (NASDAQ:BEAT), a leading wireless medical technology company with a current focus on the diagnosis and monitoring of cardiac arrhythmias, today reported results for the first quarter ended March 31, 2011.

First Quarter 2011 Highlights

•                  Achieved gross profit of 60% on revenues of $34 million

•                  Generated positive EBITDA of $1.8 million in the first quarter 2011

•                  Improved operating results with a loss of $0.06 per diluted share, a 74% improvement over the first quarter 2010. On an adjusted basis, the loss per diluted share was $0.02, an 85% improvement over the first quarter 2010

•                  DSO remained stable at 77 days

•                  Monitored over 425,000 patients since inception

•                  Biotel integration progressing as planned

•                  Secured 9 new payor contracts during the quarter, covering over one million lives

•                  $43 million in cash and investments with no outstanding debt as of March 31, 2011

President and CEO Commentary

Joseph Capper, President and Chief Executive Officer of CardioNet, commented: “Our operating results for the first quarter 2011 continued to show improvement.  We generated positive EBITDA and had a sequential increase in patient revenue based on strong demand for MCOTTM.  Our results benefitted from the addition of Biotel, which accounted for approximately 10% of revenue in the quarter.

“Cash collections remained strong despite the increased patient financial responsibility that is typical in the first quarter, given the annual resetting of patient co-pays and deductibles.  Our DSO has stabilized as a result of the new systems and processes that we implemented in 2010 and we anticipate further improvement in DSO by year-end.

“Our operating results in the first quarter demonstrate significant sequential and year-over-year improvement.  We remain focused on achieving the Company’s goals for 2011, which include accelerating patient volume growth, delivering world-class customer service to our physicians and patients, expanding commercial reimbursement for the MCOTTM technology, launching our next generation MCOTTM system later this year and reducing our overall cost structure.  Together, these initiatives will ultimately allow CardioNet to achieve profitability despite the challenging reimbursement environment.  We will also continue to assess opportunities that will provide future growth.  We have built a strong operational foundation and, with $43 million in cash and investments and no debt, we believe that we are well positioned to achieve these goals.”

First Quarter Financial Results

Revenue for the first quarter 2011 was $34.0 million, an increase of 6.9% compared to $31.8 million in the first quarter 2010.  The increase in revenue was primarily due to the addition of Biotel Inc.  For the three months ended March 31, 2011, payor revenue was comprised of 30% Medicare and 70% commercial, and patient volume was comprised of 49% Medicare and 51% commercial.

Gross profit for the first quarter 2011 increased to $20.3 million, or 59.8% of revenues, compared to $20.1 million, or 63.1% of revenues, in the first quarter 2010.  The decline in gross profit is related to the addition of the lower margin Biotel business as well as lower average reimbursement.

On a GAAP basis, operating expenses for the first quarter 2011 were $21.9 million, a decrease of 14.0% compared to $25.5 million in the first quarter 2010.  Operating expenses on an adjusted basis declined by 9.5% compared to the prior year quarter, excluding $1.1 million in the first quarter 2011 and $2.4 million in the first quarter 2010 related to restructuring and other nonrecurring charges.  The decrease in operating expenses was driven by a reduction in bad debt expense as well as the Company’s cost reduction initiatives that were implemented in early 2010.  These reductions were partially offset by the addition of Biotel’s operating expenditures in the quarter.

On a GAAP basis, net loss for the first quarter 2011 was $1.6 million, or a loss of $0.06 per diluted share, compared to net loss of $5.4 million, or a loss of $0.23 per diluted share, for the first quarter 2010.  Excluding expenses related to restructuring and other charges, adjusted net loss for the first quarter 2011 was $0.5 million, or a loss of $0.02 per diluted share.  This compares to an adjusted net loss of $3.0 million, or a loss of $0.13 per diluted share, for the first quarter 2010, which also excludes the impact of restructuring and other nonrecurring charges.

Liquidity

As of March 31, 2011, the Company had total cash and investments of $43.0 million, compared to $45.5 million as of December 31, 2010, a decrease of $2.5 million primarily due to annual management incentive payments as well as the prepayment of certain expenses that typically occurs in the first quarter.  The Company has no short or long-term debt and does not anticipate needing to secure financing from external sources for cash to operate the business. The existing cash and investment balances enable the Company to continue to invest strategically in order to drive market penetration and diversify the business.

Conference Call

CardioNet, Inc. will host an earnings conference call on Tuesday, May 3, 2011, at 5:00 PM Eastern Time.  The call will be simultaneously webcast on the investor information page of our website, www.cardionet.com. The call will be archived on our website and will also be available for two weeks via phone at 888-286-8010, access code 81630268.

About CardioNet

CardioNet is a leading provider of ambulatory, continuous, real-time outpatient management solutions for monitoring relevant and timely clinical information regarding an individual’s health. CardioNet’s initial efforts are focused on the diagnosis and monitoring of cardiac arrhythmias, or heart rhythm disorders, with a solution that it markets as Mobile Cardiac Outpatient TelemetryTM (MCOTTM). More information can be found at http://www.cardionet.com.

Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 regarding, among other things, our growth prospects, the prospects for our products and our confidence in the Company’s future. These statements may be identified by words such as “expect,” “anticipate,” “estimate,” “intend,” “plan,” “believe,” “promises” and other words and terms of similar meaning. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, our ability to complete the integration of Biotel and its operations into our business, the effect of the acquisition on our business operations and financial results, effectiveness of our efforts to address operational initiatives, including cost savings initiatives that affect our business, changes to insurance coverage and reimbursement levels for our products, the success of our sales and marketing initiatives, our ability to attract and retain talented executive management and sales personnel, our ability to identify acquisition candidates, acquire them on attractive terms and integrate their operations into our business, the commercialization of new products, market factors, internal research and development initiatives, partnered research and development initiatives, competitive product development, changes in governmental regulations and legislation, the continued consolidation of payors, acceptance of our new products and services and patent protection and litigation. For further details and a discussion of these and other risks and uncertainties, please see our public filings with the Securities and Exchange Commission, including our latest periodic reports on Form 10-K and 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

	Three Months Ended
	(unaudited)
	March 31, 2011	March 31, 2010

Revenue	$33,999	$31,816
Cost of revenue	13,652	11,749
Gross profit	20,347	20,067
Gross profit %	59.8%	63.1%

Operating expenses:
General and administrative expense	9,675	9,677
Sales and marketing expense	8,065	7,997
Bad debt expense	2,390	4,640
Research and development expense	1,682	1,243
Integration, restructuring and other charges	124	1,945
Total operating expenses	21,936	25,502

Loss from operations	(1,589)	(5,435)
Interest and other income, net	37	4

Loss before income taxes	(1,552)	(5,431)
Provision for income taxes	—	—
Net loss	$(1,552)	$(5,431)

Loss per Share:
Basic	$(0.06)	$(0.23)
Diluted	$(0.06)	$(0.23)

Weighted Average Shares Outstanding:
Basic	24,299	23,893
Diluted	24,299	23,893

Summary Financial Data

(In Thousands)

	March 31, 2011	December 31, 2010
	(unaudited)

Cash and investments	$43,011	$45,484
Accounts receivable, net	26,808	24,978
Other receivables, net	2,721	3,041
Days sales outstanding	77	78
Working capital	62,863	60,634
Total assets	153,912	156,692
Total debt	—	—
Total shareholders’ equity	134,808	134,928

	March 31, 2011	March 31, 2010
Stock compensation expense	1,149	918

Reconciliation of Non-GAAP Financial Measures

(In Thousands, Except Per Share Amounts)

In accordance with Regulation G of the Securities and Exchange Commission, the table set forth below reconciles certain financial measures used in this press release that were not calculated in accordance with generally accepted accounting principles, or GAAP, with the most directly comparable financial measure calculated in accordance with GAAP.

	Three Months Ended
	(unaudited)
	March 31, 2011	March 31, 2010
Operating loss — GAAP	$(1,589)	$(5,435)
Nonrecurring charges (a)	1,053	2,421
Adjusted operating loss	$(536)	$(3,014)

Net loss — GAAP	$(1,552)	$(5,431)

Nonrecurring charges (net of income taxes of $0 and $0, respectively) (a)	1,053	2,421
Adjusted net loss	$(499)	$(3,010)

Loss per diluted share — GAAP	$(0.06)	$(0.23)

Nonrecurring charges per share (a)	0.04	0.10
Adjusted loss per diluted share	$(0.02)	$(0.13)

(a)          In the first quarter of 2011, we incurred $0.7 million of nonrecurring charges largely related to the integration of our operations with that of Biotel, as well as $0.4 million for the forfeiture and acceleration of certain options.  In the first quarter of 2010, we incurred $1.7 million of severance and other exit costs related to the restructuring of our sales and service organizations and management changes, as well as $0.7 million of other charges largely related to our class action and Biotel law suits.

	Three Months Ended
	March 31, 2011	March 31, 2010

Cash used by operating activities	$(2,240)	$(2,952)
Capital expenditures	(396)	(1,478)
Free cash flow	(2,636)	(4,430)

	Three Months Ended
	March 31, 2011	March 31, 2010

Operating loss — GAAP	$(1,589)	$(5,435)
Depreciation and amortization expense	3,413	3,197
EBITDA	1,824	(2,238)